UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2016

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12400 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

On December 20, 2016, Incyte Corporation (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with Merus N.V. (“Merus”).

Under the terms of the Collaboration Agreement, the parties have agreed to collaborate with respect to the research, discovery and development of bispecific antibodies utilizing Merus’s technology platform.  The collaboration encompasses up to eleven independent programs, including two of Merus’s current preclinical immuno-oncology discovery programs.  The Company received exclusive development and commercialization rights outside of the United States to products and product candidates resulting from one of Merus’s current preclinical discovery programs (“Program 1”).  The Company also received worldwide exclusive development and commercialization rights to products and product candidates resulting from the other current Merus preclinical discovery program that is subject to the collaboration and to up to nine additional programs.  Merus retained exclusive development and commercialization rights in the United States to products and product candidates resulting from Program 1 and options, subject to certain conditions, to co-fund development of products resulting from two other programs in exchange for a share of profits in the United States.  Merus will also have the right to participate in a specified proportion of detailing activities in the United States for one of those co-developed programs.  Should Program 1 fail to successfully complete IND-enabling toxicology studies, Merus would be granted an additional option to co-fund development of a program in exchange for a share of profits in the United States.  All costs related to the collaboration are subject to joint research and development plans.  Each party will share equally the costs of mutually agreed global development activities for Program 1, and fund itself any independent development activities in its territory. The Company will be responsible for all research, development and commercialization costs relating to all other programs, subject to Merus’s election to co-fund development and co-detail described above.  If Merus exercises its co-funding option for a program, Merus would be responsible for funding 35% of the associated future global development costs and, for certain of such programs, would be responsible for reimbursing the Company for certain development costs incurred prior to the option exercise.  All products as to which Merus has exercised its option to co-fund development would be subject to joint development plans and overseen by a joint development committee, with the Company having final determination as to such plans in cases of dispute.

The Company has agreed to pay Merus an upfront non-refundable payment of $120 million.  For each program as to which Merus does not have commercialization or co-development rights, Merus will be eligible to receive up to $100 million in future contingent development and regulatory milestones and up to $250 million in commercialization milestones as well as tiered royalties ranging from 6% to 10% of global net sales.  For each program as to which Merus exercises its option to co-fund development, Merus will be eligible to receive a 50% share of profits (or sustain 50% of any losses) in the United States and be eligible to receive tiered royalties ranging from 6% to 10% of net sales of products outside of the United States.  If Merus opts to cease co-funding a program as to which it exercised its co-development option, then Merus will no longer receive a share of profits in the United States but will be eligible to receive the same milestones from the co-funding termination date and the same tiered royalties described above with respect to non-co-developed programs and, depending on the stage at which Merus chose to cease co-funding development costs, additional royalties ranging up to 4% of net sales in the United States.  For Program 1, the Company and Merus will each be eligible to receive tiered royalties on net sales in the other party’s territory at rates ranging from 6% to 10%.

The Collaboration Agreement will continue on a program-by-program basis until the Company has no royalty payment obligations with respect to such program or, if earlier, the termination of the Collaboration Agreement or any program in accordance with the terms of the Collaboration Agreement.  The Collaboration Agreement may be terminated in its entirety or on a program-by-program basis by the Company for convenience.  The Collaboration Agreement may also be terminated by either party under certain other circumstances, including material breach, as set forth in the Collaboration Agreement.  If the Collaboration Agreement is terminated with respect to one or more programs, all rights in the terminated programs revert to Merus, subject to payment to the Company of a reverse royalty of up to 4% on sales of future products, if Merus elects to pursue development and commercialization of products arising from the terminated programs. The effectiveness of the Collaboration Agreement is conditioned on the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); provided, that certain provisions, including those relating to conduct of business prior to effectiveness and confidentiality, became effective upon execution of the Collaboration Agreement.

In addition, the Company entered into a Share Subscription Agreement with Merus (the “Subscription Agreement”), pursuant to which the Company agreed to purchase 3,200,000 common shares of Merus (the “Shares”) for an aggregate purchase price of $80 million in cash, or $25.00 per share.  The Company will own approximately 16.6% of the outstanding common shares of Merus after such purchase.  Under the Subscription Agreement, the Company has agreed to certain standstill provisions whereby the Company is obligated to refrain from taking certain actions with respect to Merus or Merus’s common shares. The standstill provisions are subject to certain exceptions, including an exception that allows the Company to maintain its percentage ownership following equity financings by Merus. Under the Subscription Agreement, the Company has agreed, subject to limited exceptions, not to sell or otherwise transfer any of the Shares for a period ending on the earlier of 18 months after the closing date of the sale of the Shares or the end of the standstill period (the “Lock-Up Period”).  In addition, if the standstill period has not been terminated earlier upon the occurrence of certain events, for a period of three years after the Lock-Up Period, the Company will be restricted from selling or otherwise transferring more than one-third of the Shares during any 12-month period or 10% of the Shares during any three-month period, unless Merus consents otherwise.  The Company has further agreed that during the standstill period, it will vote all of the voting securities that it holds in accordance with the recommendation of a majority of Merus’s supervisory board.  However, the Company may vote its securities at its own discretion for certain extraordinary matters, including a change in control of Merus.

Under the Subscription Agreement, Merus has agreed to customary resale registration rights with respect to the Shares; however, any such resales will be subject to the Lock-Up Period and volume limitations on sale and transfer of the Shares described above.  Closing under the Subscription Agreement is subject to customary conditions, as well as the early termination or expiration of the waiting period under the HSR Act and the absence of any continuing breach or termination of the Collaboration Agreement.

The Subscription Agreement may be terminated at any time prior to the closing date of the sale of the Shares by mutual consent or by either party if the closing date has not occurred within 90 days following the date of the Subscription Agreement, if it becomes unable to fulfill the closing conditions and its inability to do so is not due to that party’s failure to fulfill its obligations under the Subscription Agreement, or, as long as the party is not in breach of the Subscription Agreement, upon the material breach by the other party of any covenant or agreement or upon a representation or warranty given by the other party becoming untrue so that certain closing conditions cannot be met.

The foregoing descriptions of the Collaboration Agreement and Subscription Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which the Company expects to file as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

Item 7.01              Regulation FD Disclosure.

On December 21, 2016, the Company and Merus issued a press release relating to the Collaboration Agreement and Subscription Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d)           Exhibits

99.1                        Press release issued by Incyte Corporation and Merus N.V. dated December 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2016
INCYTE CORPORATION

	By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Incyte Corporation and Merus N.V. dated December 21, 2016.